Exhibit 10.36

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

SECOND AMENDMENT

TO

PRODUCT DEVELOPMENT AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) is dated as of February 20, 2017 (the “Amendment Effective Date”), by and between (1) Scilex Pharmaceuticals, Inc., a company formed in accordance with and by virtue of the laws of the State of Delaware, having a principal place of business at 301 Lindenwood Drive, Suite 300, Malvern, Pennsylvania 19355, USA (“Scilex”), (2) Oishi Koseido Co., Ltd., a company formed in accordance with and by virtue of the laws of Japan, having a principal place of business at 1-933, Honmachi, Tosu, Saga, 841-0037 Japan (“Oishi”), and (3) ITOCHU CHEMICAL FRONTIER Corporation, a company formed in accordance with and by virtue of the laws of Japan, having a principal place of business at 5-1, Kita-Aoyama 2-Chome, Minato-Ku, Tokyo 107-0061, Japan (“Itochu”). Oishi and Itochu are collectively the “Developers”.

WHEREAS, Stason Pharmaceuticals, Inc. (“Stason”) and Developers are Parties to that certain Product Development Agreement, dated May 11, 2011, under which the Developers agreed to develop for Stason a lidocaine tape product and granted to Stason exclusive license and distribution rights for such lidocaine tape product for the United States and Canada, including without limitation, their respective territories and possessions (the “Development Agreement”);

WHEREAS, Stason assigned to Scilex all of Stason’s rights and obligations under the Development Agreement pursuant to that certain Assignment and Assumption Agreement, dated February 19, 2013 by and between Scilex, Stason, Oishi and Itochu;

WHEREAS, Scilex and the Developers are Parties to that certain First Amendment to Product Development Agreement, dated April 2, 2013, under which the Territory for the Development Agreement was expanded in also include Latin America and its respective territories and possessions (the “First Amendment”);

WHEREAS, Scilex and the Developers are Parties to that certain Memorandum of Understanding, dated November 5, 2014, under which the Developers granted to Scilex exclusive license and distribution rights for the lidocaine tape product developed under the Development Agreement for Israel, Russia, South Africa, Australia, and all countries in the European Union, including without limitation, each of their respective territories and possessions (the “Expanded Territory MOU”);

WHEREAS, Scilex and the Developers are Parties to that certain Memorandum of Understanding, dated November 5, 2014, under which the Developers granted to Scilex exclusive, worldwide license and distribution rights for two new lidocaine tape products referred to as the 2X Product and 3X Product thereunder (the “New Products MOU”);

WHEREAS, The Parties acknowledge, above-mentioned agreements are the latest contracts among the Parties and now desire to amend certain terms of the Development Agreement, as set forth herein in order to consolidate the Development Agreement, the First Amendment Agreement, the Expanded Territory MOU and New Products MOU.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              DEFINITIONS. Capitalized terms herein used which are not herein defined shall have the respective meanings ascribed to them in the Development Agreement. All references to the term “Agreement” in the Development Agreement shall be deemed to include all of the terms and conditions of this Amendment. For the avoidance of doubt, Scilex may be referred to in the Development Agreement, as amended by this Amendment, as either “Scilex” or “Stason.”

2.              AGREEMENT CONSOLIDATION. The Parties agree that the First Amendment, the Expanded Territory MOU and the New Products MOU are, as of the Amendment Effective Date, void and replaced and superseded by the Development Agreement, as amended by this Amendment

3.              PRODUCTS. The Parties desire to expand the definition of “Product” under the Development Agreement to include alternative formulations of a lidocaine tape product. Accordingly, Section 1.41 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“1.41 “Product” means each of the following (a) a lidocaine tape product intended to be a Bioequivalent pharmaceutical alternative to the brand product Lidoderm® (the “Initial Product”); (b) a lidocaine tape product intended to be a pharmaceutical alternative to two (2) Initial Product patches (the “2X Product”); (c) a lidocaine tape product intended to be a pharmaceutical alternative to three (3) Initial Product patches (the “3X Product”); and (d) each Additional Product (as defined below) that is added to this Agreement in accordance with Section 2.11.”

4.              TERRITORY. The Parties desire to expand the definition of “Territory” under the Development Agreement. Accordingly, Section 1.48 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“1.48 “Territory” means worldwide except for Japan.”

5.              DEVELOPMENT ACTIVITIES. The Parties acknowledge that each Product shall be developed independently and have its own development schedule, and that some of the development activities currently set forth in the Development Agreement apply to the Initial Product only. Accordingly, the Parties agree to the following:

The introductory paragraph of Section 2.1 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“2.1 General Development Obligations. Developers shall develop each Product in accordance with this Agreement, including the decisions of the Development Committee as described below. Unless otherwise decided by the Development Committee or expressly set forth in an applicable Additional Product Addendum as described below, Developer’s development responsibilities shall include, the following;”

Section 2.1.1 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“2.1.1 Developers shall develop a stable final dosage form of the Product suitable for submission of an application for Regulatory Approval for approval to market such Product in the Territory as expeditiously as reasonably practicable.”

The introductory paragraph of Section 2.4 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“2.4 Developers shall be responsible, at its expense, for carrying out all applicable in vitro and in vivo studies required for Regulatory Approval of (a) the Initial Product for United States, and (b) unless otherwise decided by the Development Committee or expressly set forth herein or in an applicable Additional Product Addendum, all other Products in the Territory and the Initial Product in the Territory except the United States. It is currently expected that such studies shall include the following:”

Section 2.8 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“2.8 Scilex agrees to cooperate fully with Developers in connection with Developers carrying out their development responsibilities for the Territory and development for Japan (“Development Activities”) and will promptly provide Developers, as requested and at no additional charge, such technical and regulatory assistance, that is reasonably necessary or useful for Developers to carry out their Development Activities. For purposes of Japan, Scilex shall use commercially reasonable efforts to provide such cooperation and assistance.

A new Section 2.11 is hereby inserted into the Development Agreement as follows:

“2.11 Additional Products. The Parties may, from time to time, agree to add additional lidocaine tape products (each an “Additional Product”) to this Agreement by entering into a written addendum to this Agreement (“Additional Product Addendum”). Each Additional Product Addendum will include (a) a description of the Additional Product that will be added to this Agreement, (b) a mutually agreed upon development plan for the development (including obtaining Regulatory Approval) of such Additional Product (or a reference to the development plan being drafted and agreed upon by the Development Committee) and (c) any other terms and conditions applicable to the Additional Product that may be in addition to, or a replacement of, the terms and conditions set forth in this Agreement.”

A new Section 2.12 is hereby inserted into the Development Agreement as follows:

“2.12 The Parties acknowledge that this Agreement is a “master” agreement to cover the development of various Products and agree that the terms and conditions of this Agreement shall be applied to each Product individually on a Product-by-Product basis.”

6.            REGULATORY

Section 4.1 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“4.1 Ownership and Maintenance. The Regulatory Approvals, and associated applications, for each Product in the Territory shall be owned exclusively by Scilex and Scilex shall maintain such Regulatory Approvals during the term of this Agreement at its own expense.

A new Section 4.2.5 is hereby inserted into the Development Agreement as follows:

“4.2.5 Developers including their licensee may submit applications for Regulatory Approval for each Product in Japan and in pursuing Regulatory Approval for each Product in Japan. Scilex shall use commercially reasonable efforts to provide Developers such technical and other assistance, including all available Product Information and data in its control, reasonably necessary or useful for Developers to apply for, obtain, and maintain Regulatory Approvals in Japan and to market, sell or otherwise commercialize in Japan. As may be requested by Developers, Scilex shall, if reasonable, provide any necessary documents in CTD format.

7.              FINANCIAL PROVISIONS. The Parties desire to change the portion of Royalty and Sublicense Fees for Oishi and Itochu under the Development Agreement. Accordingly, Section 7.2 and 7.3 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“7.2 Royalty. Scilex shall pay a royalty of […***…] of Net Profits to Oishi and […***…] of Net Profits to Itochu. Scilex shall pay Oishi and Itochu their respective royalties quarterly within forty-five (45) days of the end of each applicable quarter in which Product is sold. Each quarterly payment to Oishi and Itochu shall include data and information on the amount of Marketing Expenses, Net Profits and Net Sales, with materials supporting such data and information (which materials are not required to be prepared by accountants but may be materials prepared for Scilex’s internal use), In the event that the Net Profit for any of the first four calendar quarters after Commercial Launch equals a negative amount (“Net Loss”), then Scilex shall be permitted to carry over such Net Loss to apply against future calendar quarters until such Net Losses are recovered all calculated in accordance with United States GAAP.

“7.3 Sublicense Fees. Scilex shall pay a royalty on any licensing fees received by Scilex from a sublicensee of […***…] of such licensing fee to Oishi and […***…] of such licensing fee to Itochu. Scilex shall pay Oishi and Itochu their respective royalties within forty-five (45) days of receipt of such licensing fee by Scilex.

8.              TERM AND TERMINATION. As the Parties desire for the Term of the Development Agreement to be applied on a Product-by-Product basis and to eliminate certain termination rights under the Development Agreement, the Parties agree to the following:

Section 15.1 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“15.1 Term. Unless earlier terminated pursuant to this Article 15, the term of this Agreement for each Product shall continue in force from the Effective Date until the date that is ten (10) years following such Product first being added to this Agreement (the “Initial Period”), except that if a Commercial Launch of such Product occurs within the Initial Period, the Agreement shall remain in full force and effect with respect to such Product until the date that is ten (10) years following the Commercial Launch of such Product (the “Term”). This Agreement shall automatically renew with respect to such Product for subsequent successive one (1) year renewal terms thereafter, unless prior written notice of at least six (6) months is given by Scilex to Developers or by Developers to Scilex indicating that the notifying Party wishes this Agreement to terminate for the applicable Product at the end of the then-current term — in which case this Agreement shall not renew for the applicable Product, it shall be deemed to have been expired without fault, and the termination provisions relating thereto shall apply with respect to such Product. For the avoidance of doubt, the Parties acknowledge and agree that (a) the Initial Product was first added to this Agreement on the Effective Date and (b) the 2X Product and 3X Product were first added to this Agreement on November 5, 2014.”

9.              NO OTHER AMENDMENT. Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Development Agreement shall apply and remain in full force and effect To the extent there are any conflicts, inconsistencies or ambiguities between the terms of this Amendment and the Development Agreement, the terms of this Amendment shall supersede and prevail.

10.           COUNTERPARTS. This Amendment may be executed in three counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Amendment transmitted by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment shall have the same effect as the physical delivery of the paper document bearing the original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the Parties through their duly authorized representatives as of the Amendment Effective Date.

OISHI KOSEIDO CO., LTD.		SCILEX PHARMACEUTICALS, INC.
By:	/s/ Ryoji Nonaka	By:	/s/ Anthony P. Mack
Name:	Ryoji Nonaka	Name:	Anthony P. Mack
Title:	President	Title:	President
Date:	March 9, 2017	Date:	March 22, 2017

ITOCHU CHEMICAL FRONTIER CORPORATION
By:	/s/ Kenji Hakoda
Name:	Kenji Hakoda
Title:	Executive Officer Chief Operating Officer Pharmaceutical Division
Date:	February 28, 2017